Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

August 16, 2005

VCG Holding Corp Reports Second Quarter 2005 Revenue Up 55% Over Second Quarter 2004

DENVER—(BUSINESS WIRE)—August 16, 2005—VCG Holding Corp. (AMEX: PTT),

On August 15, 2005, VCG Holding Corp. (VCG), a leading consolidator and operator of adult nightclubs, filed its 10-QSB for the quarter ended June 30, 2005. Total revenue for the quarter ended June 30, 2005 was $4.2 million, a 55% increase over the second quarter of 2004. As of June 30, 2005, the Company owned seven nightclubs, including an upscale dance lounge and managed seven nightclubs, versus three owned nightclubs and nine managed nightclubs at the end of the second quarter of 2004. EBITDA (a non-GAAP measure alternative measure of liquidity) is defined as income from operations plus depreciation and amortization. EBITDA increased to $641,251 for the quarter ended June 30, 2005, versus $498,937 for the second quarter of 2004, an increase of over 28%.

Revenues from the Company’s owned nightclubs include revenues from the sale of alcoholic beverages, food and merchandise, and service revenues, which include the fees entertainers pay to be allowed to perform at the nightclubs, fees the Company charges for admission to our clubs, ATM fees and other ancillary revenues. Those revenues increased to $3,493,553 for the three months ended June 30, 2005, from $1,978,024 for the three months ended June 30, 2004. The increase of $1,515,529 or 77% resulted principally from the opening of two new nightclubs in late 2004. In addition, revenue from owned nightclubs for the second quarter of 2005 was up $60,807 over the first quarter of 2005, implying same-store-growth of 1.8% for the quarter. Revenues generated in the three months ended June 30, 2005 from management fees for the management of the non-owned VCG clubs of $735,419 remained relatively flat compared to the second quarter of 2004.

During the three months ended June 30, 2005, the Company reported a net loss applicable to common shareholders of $342,224, or a net loss per share applicable to the common shareholder of $(0.04), compared to the same quarter 2004 net income of $195,423, or a net income per share applicable to the common shareholder of $0.02. The decline is predominantly attributable to additional interest costs and preferred stock dividends paid on capital that was raised in 2004 in conjunction with the acquisition and construction of two new nightclubs. However, in the second quarter of 2005, net income prior to the payment of preferred dividends increased to $128,326 or 13% increase in net income compared to the first quarter of 2005.

As of June 30, 2005, the Company had cash and cash equivalents of $747,422, total debt and capitalized leases of $14.9 million and preferred stock of $9.5 million.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “I am very excited to see the continued successful execution of our operating strategy as evidenced by our increase in revenue between the second quarters of 2004 and 2005. Same store sales continued to climb, increasing approximately 2% for the second quarter 2005 over the first quarter. I believe this is representative of one of our operating goals to increase our revenue per customer. In addition, our 13% increase in net income before preferred dividends further demonstrates that our quarterly performance was strong. While net income to the common declined quarter over quarter, as stated before, this decline is primarily a reflection of the financing strategy we employed to quickly increase our base of owned nightclubs in 2004. One of our top corporate priorities is to develop and execute a strategic plan that strengthens our balance sheet while increasing our net income, and we are in the final stages of that planning process. As I have stated before, we plan to continue to execute upon our two-pronged growth strategy to increase shareholder value as follows: acquire two to four nightclubs per year within our existing markets or in other desirable locations at a purchase price of less than five times cash flow and successfully manage and improve our clubs to maintain same store growth and increase profitability.”

About non-GAAP financial measure

To supplement VCG Holding’s consolidated financial statements presented in accordance with GAAP, the Company uses the following measure defined as a non-GAAP financial measure by the SEC: EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the tables captioned “Reconciliations of Non-GAAP Liquidity Measure to the Nearest Comparable GAAP Measures” set forth below.

The Company’s management believes that EBITDA provides meaningful supplemental information regarding liquidity. The Company believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing the performance of the Company’s liquidity and when planning and forecasting future periods. This non-GAAP financial measure also facilitate management’s internal comparisons to the Company’s historical liquidity.

The Company computes its non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Reconciliation from net cash provided by operating activities to EBITDA, (unaudited):

	For the Three Months Ended, June 30,
	2005	2004
Income from operations	$455,850	$386,350
Add:
Depreciation and amortization	185,401	112,587

EBITDA (1)	$641,251	$498,937

(1)	Definition of EBITDA: Income from operations before depreciation and amortization

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns six adult nightclubs, one upscale dance lounge and operates seven more clubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2004, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact: Troy H. Lowrie, CEO Micheal Ocello, President Donald W Prosser, CFO VCG Holding Corporation 390 Union Blvd, Suite 540 Lakewood, Colorado 80228
Telephone	303.934.2424
Facsimile	303-922.0746
Email:	tlowrie@vcgh.com dprosser@vcgh.com mocello@vcgh.com